Exhibit 23.1

Consent of Independent Auditor

Bryn Mawr Bank Corporation

Bryn Mawr, Pennsylvania

We hereby consent to the incorporation by reference in the registration statements (Nos. 333-144280, 333-143445, 333-119958, 333-168072, 333-182435, and 333-201642) on Forms S-8, registration statements (Nos. 333-163874 and 333-196916) on Forms S-4, and registration statements (Nos. 333-177109, 333-180661, and 333-202805) on Forms S-3 of Bryn Mawr Bank Corporation and subsidiaries (the “Corporation”) and in this Form 8-K/A of the Corporation, our report dated March 31, 2014, relating to the audited consolidated financial statements of Continental Bank Holdings, Inc. as of December 31, 2013, and for the year then ended, which appears in the Form S-4 Registration Statement of the Corporation filed with the SEC on June 20, 2014.

/s/ BDO USA, LLP

Philadelphia Pennsylvania
March 18, 2015